EXHIBIT 99.2 SCIENTIFIC LEARNING Moderator: Robert Bowen 02-10-04/4:00 pm CT Confirmation #21175982 Page 1

SCIENTIFIC LEARNING

Moderator: Robert Bowen February 10, 2004 4:00 pm CT

Operator:	Welcome to the Scientific Learning 4th Quarter and Year End 2003 Financial Results conference call. During the presentation all participants will be in a listen-only mode.

Afterwards we will conduct a question and answer session. At that time if you have a question please press the 1 followed by the 4 on your telephone. As a reminder this conference is being recorded today February 10, 2004.

Your speakers for today are Mr. Robert Bowen and Ms. Jane Freeman. I would now like to turn the conference over to Ms. Jane Freeman, Chief Financial Officer of the Scientific Learning Corporation. Please go ahead ma’am.

Jane Freeman:	Thank you. Before we proceed I’d like to inform you that during the course of this conference call we’ll make projections and other forward-looking statements that are subject to the Safe Harbor created by the Federal Securities laws. They include statements relating to projected levels of revenue, sales, margins, expenses, profit or loss, cash flow, and other financial results and the drivers behind them, key trends in the K-12 education markets including available funding, results that may achieved by the use of our products, and new product introductions. Such statements are subject to risks and uncertainties, and the results may vary from our projections. Our filings with the Securities and Exchange Commission include additional information about factors that could cause future results to differ from those discussed in this call.

SCIENTIFIC LEARNING Moderator: Robert Bowen 02-10-04/4:00 pm CT Confirmation #21175982 Page 2

We will be filing a transcript of this conference call with our press release in an 8-K next week. During the call we will also be discussing booked sales, which is a non-GAAP financial measure. As you know, we believe booked sales is a better measure of current business activity than revenue. A reconciliation of booked sales, revenue, and deferred revenue is in the supplemental information posted with the earning’s release in the Investor Information section of our Web site at www.scientificlearning.com.

Commercial reproduction and distribution of this conference call may be made only after written permission. A replay will be available on our Web site. And now I’d like to turn the call over to Bob Bowen our Chairman and CEO.

Robert Bowen:	Thanks, Jane. Two-thousand and three was a very good year for Scientific Learning and our unique family of Fast ForWord products. As we entered 2003 our primary financial objective was to achieve profitability. We did achieve our first net profit in the history of the company and were cash flow positive for the second year in a row. Our operating profits were well in excess of the guidance range we provided you at the beginning of the year. K-12 sales for the year were up 11% over last year and well ahead of industry growth rates. We closed 59 transactions over $100,000 compared to last year’s 48. We also closed the largest transaction in the history of our business — $2.2 million from the Philadelphia Public Schools. Revenue for the year reached $28.7 million up 41% over last year. This was within our original guidance range. We continue to make excellent progress in managing our costs.

SCIENTIFIC LEARNING Moderator: Robert Bowen 02-10-04/4:00 pm CT Confirmation #21175982 Page 3

While we obviously made solid progress in producing profits and earnings in the fourth quarter, sales were disappointing. K-12 booked sales for the quarter were down 7%, and overall sales were down 8%. The primary reason for this miss was our focus on selling and implementing the new Gateway Edition of Fast ForWord. In the process, we have been addressing software code issues as well as issues emerging from fitting this new software design to a wide variety of school districts technology configurations. The reception to this edition and the improved functionality has been extremely positive. And we have converted about 25% of our K-12 public school district existing customer base. This is well ahead of our expectations. However, as we encountered and addressed key technical issues, it required our sales force to spend more time with existing customers and our service teams than originally anticipated as we entered the quarter. This had the effect of slowing the closing of a number of significant small transactions. It also delayed the purchase decision in a few of our large district expansion opportunities targeted for the fourth quarter. These sales have not been lost, and in fact, have resulted in our first quarter pipeline for 2004 being twice as large as our first quarter pipeline in 2003.

The Fast ForWord Gateway Edition is a major element in our plan to improve the implementation of Fast ForWord products in school districts. This edition has made it much easier to install, administer, and use Fast ForWord software. The new architecture of this edition allows us to reach scale in our goal to serve more and more students in each school site. We now have many schools running hundreds of students daily versus a few students. Research has demonstrated that large groups of students using Fast ForWord will allow districts to significantly close the reading achievement gap by improving the performance of struggling readers. Thirty years of neuroscience research has proven that the Fast ForWord family of products is uniquely positioned to assisting school districts in finally obtaining this critical educational outcome.

SCIENTIFIC LEARNING Moderator: Robert Bowen 02-10-04/4:00 pm CT Confirmation #21175982 Page 4

We are in our final weeks of field testing an updated version of the Gateway Edition and believe by the end of the first quarter we’ll have smoothed out the final bumps in introducing this new, powerful edition to the market. We do not expect these Gateway issues to have any impact on our first quarter sales, and our experienced sales team will now be able to commit all their energies to selling. We just completed our national sales meeting and this team is very excited and bullish about the year despite continued tight funding in the K-12 market.

There were encouraging results from our forth quarter sales. Mike Moses, the superintendent of schools for the Dallas Independent School District and the former State Commissioner of Education, made the decision to expand their use of Fast ForWord to include all of their high schools. This decision was based on the significant results being achieved with high school dropouts. The initial group of students using Fast ForWord showed an average gain in reading achievement of 2.6 years after only six weeks of use. Most of these students went on to pass the State of Texas Graduation Exit Exam and graduated from high school or received their GED. Dallas now represents our largest high school implementation and was the largest transaction of the quarter. We also had large expansions of Fast ForWord in Washington Local School District, a suburban district near Toledo and Escambia County School District in Pensacola, Florida. Of the 14 transactions over $100,000 in the quarter, 11 represented expansions of existing districts. These excellent results demonstrate the power of strong customer satisfaction, as well as dramatic gains being made with struggling readers.

SCIENTIFIC LEARNING Moderator: Robert Bowen 02-10-04/4:00 pm CT Confirmation #21175982 Page 5

Our revenues for the quarter were $6.9 million. This is slightly below our guidance. We continue to do an excellent job of managing our costs with operating expenses below last year’s fourth quarter. The operating profit for the quarter was at the high end of our guidance range. The net profit for the quarter was $244,000 — 2 cents a share — compared to the loss in last year’s fourth quarter of $2.9 million or a negative 18 cents a share. We were issued two more patents in the quarter — 22 for the total year. (This number was incorrectly stated during the call. The actual number of patents issued during 2003 was 9.) And we now hold 68 patents on our application of this neuroscience and our technology. This represents a substantial barrier to entry from any potential competitive threat.

During the quarter, we continued to make progress on our key strategic operation goals. We have already discussed the importance of the Gateway Edition in improving our implementation effectiveness. Additionally we have made great progress in selling more services with each transaction. For the year approximately 10% of each sales dollar from the K-12 public school market was for services. This compares to 4% last year. Total onsite service in the support sales were up 160% over last year. Finally, we completed the research on a 50-minute protocol for Fast ForWord Language. We now have 50- and 48-minute alternate protocols for all of our products. This removes a tremendous barrier to the use of Fast ForWord in the K-12 market of providing an option to the original 100-minute daily protocol. This key development opens more of the mainstream K-12 reading intervention market by aligning Fast ForWord to fit much better within a school day.

SCIENTIFIC LEARNING Moderator: Robert Bowen 02-10-04/4:00 pm CT Confirmation #21175982 Page 6

We completed our first annual customer satisfaction survey in October of 2003, conducted by an independent research firm. This survey revealed that we have enormous loyalty among our customers, and they are the primary source of referrals for new buyers. They not only like Fast ForWord and enjoy doing business with Scientific Learning, but are strongly recommending the use of Fast ForWord to their colleagues as a way to significantly improve the performance of struggling readers. We will be issuing a press release shortly with more details about this important survey.

We are releasing research reports from numerous independent studies representing an excellent cross section of school districts from around the country. We are also completing the research report from many other districts, such as the Philadelphia Public Schools. All of these studies show significant gains in reading achievement after the use of Fast ForWord for a short period of time. They also demonstrate that these results are enduring. Collectively our research demonstrates that Fast ForWord is effective with subgroups of students such as Special Ed, Title 1, ESL, regular education, and Afro-American students. We will post these abstracts on our Web site shortly. Stanford is initiating a new study of Fast ForWord that will analyze the impact of student achievement based on the use of the Fast ForWord series of products.

Another area we’ve continued to make excellent progress is the achievement of key productivity goals with our experienced K-12 direct sales force. Relationship is a key element of the buying decision in the K-12 market, and these sales professionals have long tenure in selling technology-based solutions in this market. Equally important is the fact that this group’s experience is growing with Fast ForWord. In 2004 approximately 30% our sales representatives will have five or more years experience with Scientific Learning, and 60% will have three or more years. Our experience indicates that year three is generally a breakout year for a sales representative. We had two of our rookie sales reps sell more that $1 million this year, but I would point out that these are exceptions to the experience rule.

SCIENTIFIC LEARNING Moderator: Robert Bowen 02-10-04/4:00 pm CT Confirmation #21175982 Page 7

Our sales representatives exceeded their productivity target for the year. However, we did fall short of our goal of averaging 30 sales representatives for the full year, averaging 28. This shortfall came from weeding out individuals that did not fit. We ended the year with 29 full time representatives and are currently recruiting two more with an excellent group of qualified candidates. We are expecting continued significant increases in productivity from this group as their experience grows.

Entering 2004 I’m even more bullish about our opportunities. In general, state tax revenues are moving up, and deficits have been dramatically reduced. While we are not expecting big increases in new state educational funds, we believe school districts will be quicker to spend available funds. The No Child Left Behind monies are now starting to flow, and Texas and California have released their Title 1 money. In addition the realities of the No Child Left Behind accountability laws are causing educational leaders to look harder for new and unique solutions to significantly improve the reading performance of all sub groups of students. Fast ForWord is uniquely positioned to respond to this important requirement.

Our strategic focus will remain on K-12 school districts and dramatically improving the reading achievement for struggling readers. While our financial priority in 2003 was to achieve profitability, we will now make a slight shift in our priority to growing sales. We expect to see dramatic improvements in profits, but we expect to see K-12 sales moving back into the 20 to 30% growth range. This will position us for what I believe will be the potential for a breakout year in 2005 as state funding is increased with an economy in full gear.

SCIENTIFIC LEARNING Moderator: Robert Bowen 02-10-04/4:00 pm CT Confirmation #21175982 Page 8

Our key operating goals will continue to be focused on increasing sales productivity, becoming an accepted solution in the mainstream reading intervention market, improving the implementation of Fast ForWord, and continuing to build our differentiation through our neuroscience-based research, as well as making this research easily available to educators. We will also add two more products in 2004 to our family of Fast ForWord software — Reading 1 and 2. This will give us Fast ForWord to Reading 1 through 4 and will form the Fast ForWord Reading Series. This series will be officially launched in May at the annual meeting of the International Reading Association. This is the largest international meeting of reading educators. We now have eight people presenting at this conference with Paula Tallal, one of our founders and the co-director of the Center for Molecular and Behavioral Neuroscience at Rutgers University, serving as a keynote speaker.

From a financial perspective we expect 2004 K-12 booked sales to be in the range of 20 to 30% growth, with revenues around $33 million. I would point out that while we are confident about these booked sales numbers for the year, the individual quarters will have wide variations and will be much harder to forecast consistently. Revenues, on the other hand, will be much more even quarter to quarter because of deferred revenue on our balance sheet. We are expecting earnings per share in the 15 to 18 cents range.

I now would like to ask Jane Freeman to provide you with more detail about the 2003 results as well as her perspective on the business and outlook for 2004. Jane?

Jane Freeman:	Thank you, Bob. We made good progress in 2003. We broke the $30 million mark in sales for the first time. K-12 sales, including private and parochial schools, were $27.8 million, an increase of 11% and represented 90% of our total sales.

SCIENTIFIC LEARNING Moderator: Robert Bowen 02-10-04/4:00 pm CT Confirmation #21175982 Page 9

Revenue reached $28.7 — million up 41%, and our operating profit of $1.6 million represented our first positive year and a 6% operating margin. Our net profit was $868,000 compared to a loss of $10.1 million, and we earned 5 cents per share. In addition we were able to monetize some of our R&D by licensing our patent portfolio for another field of use to neuroscience solutions. We restructured our lease to save $7 million over the next five years. We relisted on NASDAQ. We paid down $5 million in debt and are currently debt free. And we established a new line of credit with Comerica.

Bob’s already discussed fourth quarter sales and our disappointment in that area. Revenue was $6.9 million, up 11% and was modestly below our guidance. Service and support revenue increased 71%, reflecting an increasing number of customers on support, as well as our focus in increasing onsite services. Product revenue totaled $5.4 million, up 1%. We expect service and support revenue to grow faster than product revenue; there are three things really at work here.

The first is an increasing number of support renewals. The second is the delivery of a higher proportion of the services that have been sold in 2003. And the third factor is that a higher proportion of our products are being sold with an internet connection. This means that we recognize less of our product sales at shipment.

While it takes longer for us to recognize revenue, this is a sign of the value our customers place in Progress Tracker. Progress Tracker also provides us with more insight on product use in schools. So on balance, we’re happy with the deferrals in revenue.

SCIENTIFIC LEARNING Moderator: Robert Bowen 02-10-04/4:00 pm CT Confirmation #21175982 Page 10

Gross margins were 78% in the quarter compared to 85% last year. Gross margins were below 2002 levels throughout 2003, as planned, as we invested heavily in our service and support operations. Service and support margins were 26% in the fourth quarter and were affected by increased spending to support our new Gateway implementation. Software margins reached 92% during the quarter compared to 90% in the fourth quarter of last year. Our royalty rate has dropped to 4% from 6%, and we had lower material and fulfillment costs.

Operating expenses were $4.9 million in the quarter and were below our expectations. The largest single factor was a decline in the accrual for incentive compensation if sales did not meet our targets. This was the most significant change. Operating profit was at the high end of our range at $484,000 compared to a loss of $2.9 million. Net profit was $244,000 and 2 cents per share.

Deferred revenue at quarter end was $17.5 million, an increase of 12% and almost two-and-a-half times fourth quarter revenues. This contrasts with accounts receivable, which were only $5.1 million — less than 1/3 of our deferred revenue. And DSOs were 60 days on sales compared to 58 days last year.

Looking forward to a strong 2004, we expect K-12 sales to grow at the low end of our long term goal of 20 to 30%. Total sales are expected to be in the range of $35.5 to 37.5 million, up 16 to 22%. On the revenue side the shortfall in Q4 2003 sales will impact 2004 revenue. And revenue is expected to be in the range of $32.5 to 33.5 million, up 15 to 17%.

SCIENTIFIC LEARNING Moderator: Robert Bowen 02-10-04/4:00 pm CT Confirmation #21175982 Page 11

As Bob mentioned we have good visibility on this revenue (since) $16.2 million or almost 50% of it is currently sitting on our balance sheet as deferred revenue.

Service and support is expected to continue to grow faster than software revenue due to our expanding customer base. Gross margins are expected to increase primarily due to a substantial pickup in service and support margins. Operating expenses are expected to be up 12 to 14% with R&D growing faster and moving us closer to our long term model and G&A growing more slowly. Operating margins should improve to the 7 to 10% range. Reported interest expense will drop sharply in 2004 as we complete the amortization of deferred financing costs. Interest expense was $1.2 million in 2003, and we expect it to be under $300,000 in 2004. We expect to accrue for taxes at a 2% rate; and net income is expected to more than double to $2.2 to 3 million. Primary earnings per share should be 15 to 18 cents compared to 5 cents in 2003.

Looking at the first quarter, this is typically our lowest sales quarter of the year in both parts of our business and about 10% of the year’s total. As a result small swings in sales can have a big impact on the reported growth rate. We expect sales of $3.8 to 4.1, million up 11 to 20% and revenue growth in the first quarter is expected to be modest. We expect $6.7 to 7 million in revenue. Almost all of that will come from the deferred revenue. And revenue overall is expected to be up 5 to 8%. Again the most significant effect on the fourth quarter — on the first quarter revenue slow growth rate is the fourth quarter sales in 2003.

We also expect a continued shift to more sales with Progress Tracker, which will defer revenue recognition on sales. Gross margins are expected to improve on both software and service and support in the first quarter. We expect operating expenses to be up about 5% year over year and to operate at about breakeven to a $200,000 loss. We expect a net loss of $100,000 to 300,000 compared to a $600,000 loss in 2003 and a loss per share of 1 to 2 cents compared to 4 cents last year.

SCIENTIFIC LEARNING Moderator: Robert Bowen 02-10-04/4:00 pm CT Confirmation #21175982 Page 12

And now I’d like to turn the call back over to Bob.

Robert Bowen:	Thanks, Jane. 2003 was a very good year for Scientific Learning and our unique family of Fast ForWord products. The management team and our employees have been working extremely hard and have made excellent progress in executing against our key strategic and operational goals. The result was a strong financial performance, generating our first net profit for a year — revenues up 41%, operating expenses down, cash flow positive, growing deferring revenue, and ending year with no debt and a strong balance sheet. We are a real business with a unique set of products targeted at a national crisis in education — closing the reading achievement gap for 20 million struggling readers. We have a unique solution to this critical problem protected by 68 patents delivering a fast, effective, and enduring solution. I do not believe that the fourth quarter sale’s shortfall will have any impact on 2004 sales. I am bullish about 2004 despite continuing tight state educational budgets. But with an improving economic climate I’m also convinced that 2005 could be our breakout year.

We will be glad now to take questions operator.

Operator:	Thank you. Ladies and gentlemen if you would like to register a question please press the 1 followed by the 4 on your telephone. You will hear a three-tone prompt to acknowledge your request.

SCIENTIFIC LEARNING Moderator: Robert Bowen 02-10-04/4:00 pm CT Confirmation #21175982 Page 13

If your question has been answered and you would like to withdraw your registration please press the 1 followed by the 3. If you are using a speakerphone please lift your handset before entering your request.

One moment please for the first question.

Mr. Bowen, we have no questions at this time. I will now turn the conference back to you to proceed with your presentation or concluding remarks.

Robert Bowen:	Thank you very much for your participation. Jane and I both will be available to take calls and answer any specific questions you might have later.

Again we appreciate your interest and support. Thank you.

Operator:	Ladies and gentlemen that does conclude the conference call today. We) would like to thank you for your participation and ask that you please disconnect your line.

END

Scientific Learning Corporation Supplemental Information Reconciliation of Booked Sales, Revenue and Change in Deferred Revenue $s in thousands

	Fourth Quarter		Year		First Quarter			Year
	2003A	2002A	2003A	2002A	2004 Estimated Range		2003A	2004 Estimated Range		2003A
Booked Sales	$ 6,962	$ 7,607	$30,634	$28,271	$ 3,800	$ 4,100	$ 3,461	$35,500	$37,500	$30,634
Less Revenue	6,944	6,256	28,696	20,286	6,700	7,000	6,377	32,500	33,500	28,696

Net (Decrease) increase in current and long-term
deferred	$ 18	$ 1,351	$ 1,938	$ 7,985	$ (2,900)	$ (2,900)	$ (2,916)	$ 3,000	$ 4,000	$ 1,938

Beginning balance in current and long-term deferred	17,504	14,232	15,584	7,598	17,522	17,522	15,584	17,522	17,522	15,584
Ending balance in current and long-term deferred	$17,522	$15,584	$17,522	$15,584	$ 14,622	$ 14,622	$ 12,668	$20,522	$21,522	$17,522

Booked sales is a non-GAAP financial measure that we believe to be a useful measure of the current level of business activity both for management and for investors. Booked sales equals the total value (net of allowances) of software and services invoiced in the period. Because a significant portion of our revenue is recognized over a period of months, booked sales is a better indicator of current activity. The table above shows the reconciliation of booked sales, revenue, and changes in deferred revenue.

The information included above for the 2004 first quarter and full year is a projection, subject to the safe harbor created by Section 27A of the federal securities law. This projection is subject to substantial risks and uncertainties. Actual results may differ materially as a result of many factors, including but not limited to: general economic conditions; the extent of acceptance and purchase of the Company’s products by target customers; seasonality and sales cycles in Scientific Learning’s markets; competition; availability of funding to purchase the Company’s products and generally available to schools; the extent to which the Company’s marketing, sales and implementation strategies are successful; the Company’s ability to continue to demonstrate the efficacy of its products, which depends on how the programs are administered, the demography of participants and other factors; the Company’s ability to recruit and retain key personnel; the Company’s ability to timely execute its new product development strategies; pricing pressures; and other risks detailed in the Company’s SEC reports.

February 10, 2004